Exhibit 99.2

Nuance Prices $350 Million Convertible Offering Press release	March 13, 2017

Press Release

Nuance Prices $350 Million Offering of 1.25% Senior Convertible Notes

Proceeds to be Used to Repurchase $99.1 Million of Nuance Shares and Retire Outstanding Debentures

BURLINGTON, Mass., March 13, 2017 – Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of an offering of $350 million aggregate principal amount of its 1.25% senior convertible notes due 2025 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).

The sale of the Notes is expected to close on March 17, 2017, subject to satisfaction of customary closing conditions. Nuance has granted the initial purchasers a 13-day option to purchase up to an additional $60 million aggregate principal amount of Notes on the same terms and conditions to cover over-allotments, if any. Interest on the Notes will be paid at a rate of 1.25% per year, payable in cash semi-annually in arrears, beginning on October 1, 2017. The Notes will mature on April 1, 2025, unless earlier repurchased or converted.

Holders may require Nuance to repurchase the Notes, in cash, upon the occurrence of certain fundamental changes at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.

The Notes will be convertible, subject to the satisfaction of certain conditions, into cash up to the principal amount of such Notes and, with respect to any excess conversion value, into cash or shares of Nuance common stock or a combination thereof, at Nuance’s election. The initial conversion rate per $1,000 principal amount of Notes is equivalent to 45.0106 shares of common stock, which is equivalent to a conversion price of approximately $22.22 per share of common stock, subject to adjustment in certain circumstances. This initial conversion price represents a premium of approximately 30% relative to the last reported sale price on March 13, 2017 of Nuance’s common stock of $17.09.

Upon closing, Nuance will use $99.1 million of the net proceeds from this offering to fund the repurchase of shares of Nuance’s common stock pursuant to transactions negotiated with institutional investors concurrently with the pricing of the offering. Nuance will use the remaining net proceeds, together with cash on hand, to repurchase, redeem, retire or otherwise repay all of its outstanding 2.75% Senior Convertible Debentures due 2031, including the repurchase of $17.8 million in aggregate principal amount concurrently with the offering of Notes.

The Notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Act. Neither the Notes nor the shares of Nuance’s common stock issuable upon conversion of the Notes, if any, have been registered under the Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

© 2017 Nuance Communications, Inc. All rights reserved.

Pricing for Offering of Convertible Notes Press release	March 13, 2017

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities, and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

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About Nuance Communications, Inc.

Nuance Communications, Inc. (NASDAQ: NUAN) is a leading provider of voice and language solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with devices and systems. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Contact Information

For Investors

Christine Marchuska

Nuance Communications, Inc.

Tel: 781-565-5000

Email: christine.marchuska@nuance.com

For Media and Investors

Richard Mack

Nuance Communications, Inc.

Tel: 781-565-5000

Email: richard.mack@nuance.com

© 2017 Nuance Communications, Inc. All rights reserved.